Exhibit 10.32

JOINT VENTURE AGREEMENT

For formation of:

SAGENT STRIDES INC

Between

SAGENT INC

- and -

STRIDES ARCOLAB INTERNATIONAL LIMITED

CONTENTS

1.	Definitions	2
2.	BUSINESS OF THE COMPANY	4
3.	COMPLETION	4
4.	THE BOARD	6
5.	BUDGETS AND INFORMATION	7
6.	RESERVED MATTERS	8
7.	WORKING CAPITAL	11
8.	COVENANTS BY THE COMPANY	12
9.	RELIEFS	12
10.	DEADLOCK	12
11.	COMPLETION OF TRANSFER OF SHARES	13
12.	TRANSFER OF SHARES	14
13.	TERMINATION BY DEFAULT	15
14.	OTHER TERMINATION	17
15.	FAIR PRICE	18
16.	CONFIDENTIALITY AND PROTECTION OF GOODWILL	19
17.	ADDITIONAL COVENANTS BY THE PARTIES	19
18.	NO PARTNERSHIP	20
19.	CONSTITUTIONAL DOCUMENTS	20
20.	ASSIGNMENT	20
21.	AMENDMENT AND WAIVER	20
22.	TIME OF ESSENCE	21
23.	PUBLICITY	21
24.	NOTICES	21
25.	INVALIDITY	22
26.	EXECUTION	22
27.	ENTIRE AGREEMENT	23
28.	WAIVER OF RIGHTS BASED ON MISREPRESENTATION	23
29.	FORCE MAJEURE	23
30.	THIRD PARTY RIGHTS	23
31.	LAW AND JURISDICTION	24

Annexure -1 - List of Prodcuts

THIS AGREEMENT is made on January 18, 2007

BETWEEN

(1)	SAGENT INC, A company under the laws of America and having its Registered Office at 2120 Carey Avenue, Cheyenne, Wyoming 82001 and Corporate Office at P.O.Box 309, GT, Ugland House, South Church Street, Grand Cayman, Cayman Islands (“SAGENT”);

AND

(2)	STRIDES ARCOLAB INTERNATIONAL LIMITED (“STRIDES”) a company limited by shares and incorporated under the laws of UK having its registered office at New Bridge Street House, 30-34, New Bridge Street, London EC4V 6BJ;

The Parties above are together referred to as “Parties” and sometimes referred as “Shareholders” and the individually as “Party” or with their respective Names.

BACKGROUND:

A.	The Shareholders have agreed to co-operate in the establishment and management of the Business as a joint venture through the medium of Joint Venture Company by the name SAGENT STRIDES INC., or such other name as the Parties may mutually decide (hereinafter referred to as the Company) and have agreed to form and own the Company on the basis of this agreement.

B.	The Shareholders are the owners of various Products and licenses and registrations with respect to such Products which are required to conduct the Business of the Company. The Shareholders have agreed to provide appropriate rights to enable the Company to conduct its Business and have agreed to enter into appropriate agreements in order to achieve this objective, including a Development, Manufacture and Supply Agreement and / or Services Agreement between the Company and Strides and a Distribution and Services Agreement between the Company and Sagent.

C.	The Shareholders had, by a Memorandum of Understanding dated 06 October, 2006, agreed on the broad terms of their business understanding, in pursuance to which the Parties commenced performing their respective obligations, briefly set out in the said Memorandum and detailed in this Agreement. The Parties acknowledge that both of them have acted on the said Memorandum of Understanding in continuation of which this Agreement is being executed between the Parties and this shall be effective from the Effective Date.

D.	The Shareholders will exercise their rights in relation to the Company on the terms and conditions of this agreement.

STRIDES – SAGENT – JV FOR GENERICS FOR US	1

1.	Definitions

1.1	In this agreement unless the context requires otherwise:

“Affiliate” shall mean, as to any Party, any Person:

(i) who directly or indirectly controls, or is controlled by, or is under common control of such Party; or (ii) who directly or indirectly beneficially owns or holds fifty-one percent (51%) or more of any class of voting stock of such Party; or (iii) fifty-one percent (51%) or more of the voting stock of whom is directly or indirectly beneficially owned or held by such Party.

“Board” means the board of directors of the Company from time to time;

“Business” means the business to be carried on by the Company as described in clause 2.1;

“Chairman” shall mean a independent director mutually appointed by the Parties as per clause 4.6 below.

“Constitutional Documents” means the constitutional documents of the Company framed as per the laws of the country where the Company is incorporated and amended from time to time in accordance with this agreement;

“Control” means the possession by a Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or the board of directors of such other Person, by contract or otherwise.

“Development and Supply Agreement” means the agreement pursuant to which Strides will develop, manufacture, sell and supply certain pharmaceutical products in finished pack form to the Company.

“Effective Date” means 04 October, 2006;

“Fair Price” means the price of any Shares to be transferred as determined by an independent valuer in accordance with clause 15;

STRIDES – SAGENT – JV FOR GENERICS FOR US	2

“Group” means the Company and its subsidiaries (if any) from time to time;

“Parties”: means collectively Sagent and Strides.

“Person” shall include an individual, an association, a corporation, a partnership, a joint venture, a trust an unincorporated organisation, a joint stock company or other entity or organisation, including a government or political subdivision, or an agency or instrumentality thereof and/ or any other legal entity.

“Products” shall mean and include the Products to be developed, manufactured and supplied initially by the Parties under the Memorandum of Understanding dated 04 October, 2006 and annexed to this agreement as Annexure -1;

“Reserved Matters” means any and/or all of the matters referred to in clause 7;

“Sagent Directors” means the directors of the Company appointed by Sagent from time to time under the provisions of the Articles of Association of the Company;

“Sagent Shares” means the ordinary shares of $ [1] each in the capital of the Company having attached thereto the rights set out in the Articles of Association of the Company and subscribed by Sagent;

“Services Agreement” means an agreement in terms of which each of the Parties will provide certain services to the Company;

“Shareholder(s)” means the Sagent and Strides or both together as the case may be;

“Shares” means ordinary shares of $ [1] each in the capital of the Company;

“Strides Directors” means the directors of the Company appointed by Strides from time to time under the provisions of the Articles of Association of the Company;

“Strides Shares” means the ordinary shares of $ [1] each in the capital of the Company having attached thereto the rights set out in the Articles of Association of the Company and subscribed by Strides;

“Territory” initially means the United States of America together with its accessions.

STRIDES – SAGENT – JV FOR GENERICS FOR US	3

1.2	Reference to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted.

1.3	Reference to any gender includes the other genders and words denoting the singular include the plural and vice versa.

1.4	Unless the context requires otherwise, reference to a clause, paragraph or schedule is to a clause, paragraph or schedule (as the case may be) of or to this agreement.

1.5	The headings in this agreement are for ease of reference only and shall not affect its construction or interpretation.

1.6	The “agreed form” in relation to any document means the form agreed between the parties to this agreement and, for the purposes of identification only, initialled by or on behalf of the parties.

2.	BUSINESS OF THE COMPANY

2.1	The Business of the Company will be importation, marketing, distribution and sale in the Territory of generic pharmaceutical products, manufactured by Strides or any of its subsidiaries or affiliates, for human use;

2.2	Each Party will use its reasonable endeavours to promote and develop the Business of the Company to the best advantage of the Company.

3.	CAPITAL

The Capital of the Company shall initially be USD 3.4 Mio comprising of 3.4 Million nos. of shares of USD 1-00 each; to be subscribed equally by the Parties.

4.	COMPLETION

4.1	The Parties shall take and ensure that the Company takes appropriate steps (including calling meetings, passing resolutions and executing documents) to give effect to the following actions and the Parties agree that all of the steps listed in this clause 3 within a period of 15 weeks from the date first hereinabove written. Completion shall take place at the accomplishment of the last of the following actions / activities is carried out by the Party who is required to carry out such activity:

a.	The Parties execute this Agreement;

STRIDES – SAGENT – JV FOR GENERICS FOR US	4

b.	The Parties pass such resolutions and obtain such corporate approvals as may be required to incorporate the Company and commence Business of the Company;

c.	The Parties incorporate either through themselves or through their respective / joint agents the Company in such jurisdiction as may be mutually agreed;

d.	The Parties subscribe to the shares / capital of the Company in equal proportions, as per the terms of this agreement;

e.	The Parties appoint their respective directors in the Board of the Company;

f.	The Directors appoint the first Chairman of the Company;

g.	The Board passing such resolutions as are required to carry on the business of the Company and appoint such persons including auditors as are statutorily required to be appointed.

h.	The Parties adopt this agreement either by consent in a meeting or by amendment into the Articles, as may be appropriate and advised.

i.	The Parties execute respective agreements as are applicable to each or both of them.

j.	The Parties do or carry out such other activities as are required to fulfil their respective obligations.

k.	Issue all mandates for the operation of the Company’s bank accounts and other similar accounts, cheques, drafts or similar instruments for the payment of money with joint signature of the Directors appointed by the Board.

4.2

The Parties have identified that the Product Development will have to be accelerated to obtain commercial advantage in the markets and since the incorporation of the Company and Completion in terms of this Agreement is likely to be prolonged due to statutory requirements, Strides has commenced the development activities of Products from the Effective Date itself. The Development activities by Strides till the date of Completion shall therefore be treated to have been carried out for the Company and upon the Parties achieving Completion; it shall be taken into the account by the Company. In the unlikely event of the Parties being unable to achieve Completion before 31-12-07, the costs of Development carried out till such date shall be shared by the Parties in the proportion of their proposed interest in the Company. The Parties

STRIDES – SAGENT – JV FOR GENERICS FOR US	5

agree that notwithstanding Completion, their respective obligations have commenced from the Effective Date and the terms of this Agreement shall be effective from such date. Strides Arcolab Limited has, in this regard, issued a Letter of Comfort in the agreed form and attached hereto, confirming that it shall carry out the development and manufacturing activities, for its subsidiary, viz., Strides Arcolab International Limited, the party to this agreement.

5.	THE BOARD

5.1	Sagent may appoint two Directors and Strides may appoint two Directors, by giving notice in writing to the Company at its registered office.

5.2	The first Sagent Directors shall be Jeffrey Yordon and Frank Kung and the first Strides Directors shall be Arun Kumar and K.R.Ravishankar.

5.3	Directors shall hold office at the pleasure of the Shareholder appointing them and shall cease to hold office immediately upon written notice removing them is received at the registered office of the Company; accordingly, any Shareholder removing any of its nominated director(s) shall be responsible for, and shall indemnify the Company against, any claim by any such director arising out of his removal from office. The other Shareholder shall pass suitable vote in favour of appointment of the directors nominated by the other Shareholder.

5.4	If for any reason a Sagent Director resigns or is removed in accordance with the Articles of Association and this clause 5.4 or otherwise ceases to be a Director of the Company, the holders of the issued Sagent Shares shall appoint a Director to replace the same so as to ensure that the Board is always capable of transacting business.

5.5	If for any reason a Strides Director resigns or is removed in accordance with the Articles of Association and this clause 5.5 or otherwise ceases to be a Director of the Company, the holders of the issued Strides shares shall appoint a Director to replace the same so as to ensure that the Board is always capable of transacting business.

5.6	The chairman of the Board (who shall not have a casting vote) shall be an independent director approved by the Board.

5.7	Board meetings shall be held at least once every year, except that a director may at any time call a Board meeting by giving [at least ten days’] notice to the Company to enable the meeting to be convened, such notice to be accompanied by an agenda specifying the business to be transacted together with copies of any documents to be tabled at the meeting (or, if such copies are not available, with full details of such documents.

STRIDES – SAGENT – JV FOR GENERICS FOR US	6

5.8	All Board meetings shall be held at the offices of the Company or such other location agreed by the Shareholders.

5.9	The quorum for holding Board meetings shall be two directors consisting of at least one Sagent Director and one Strides Director.

5.10	All decisions of the Board other than those set out in the reserved matters shall be determined by resolution, passed by a simple majority.

5.11	A resolution in writing (which may be on one or more identical documents) signed by a majority of directors including at least one Sagent Director and one Strides Director shall be as valid and effective as if it had been passed at a duly convened Board meeting.

5.12	Each of the Sagent Directors and Strides Directors will be at liberty from time to time to make such disclosure to the Shareholder who appointed him in relation to the Business or affairs of the Company as he thinks fit.

6.	BUDGETS AND INFORMATION

Each of the Shareholders undertakes to the other and with the Company that it shall exercise all its powers in relation to the Company so as to procure (insofar as it is able) and the Company undertakes to the Shareholders (insofar as it is legally able so to do) that during the term of this agreement:

6.1	allow the Shareholders and their duly authorised representatives to inspect the accounting books and records of the Company and any subsidiary and to make extracts and copies at the expense of the inspecting Party;

6.2	supply to the Shareholders such regular management and financial information as they may from time to time reasonably require;

6.3	render to the Shareholders annual reports with respect to such information and in such form as requested by the Shareholders; and

6.4	the Company shall comply in all respects with the provisions of the Articles of Association

STRIDES – SAGENT – JV FOR GENERICS FOR US	7

7.	RESERVED MATTERS

7.1	In respect of the following items, the Company shall require the consent/affirmative vote of at least one Director appointed by each party:

7.1.1	Establishment or closing of any new office, distribution location or branch;

7.1.2	The granting of powers of attorney relating to the powers of the Company’s operations;

7.1.3	Issue of information to the public (e.g. press releases etc.) concerning previously unpublished corporate figures as well as previously undisclosed corporate activities;

7.1.4	Granting of the right to employees to share the Company’s profits or to share in turnover of the Company other than under Company approved ESOP Schemes;

7.1.5	Adoption of the annual operating plan, including capital investments and staff numbers; no investment and staff hiring shall be carried out except pursuant to the approved plan;

7.1.6	Conclusion of a contract or commitment creating an obligation for the Company vis-à-vis entities outside the group of more than $ 100000;

7.1.7	Acquisition of assets not budgeted for in the approved business plan in excess of $100000;

7.1.8	Involvement in disputes, and particularly conduct of legal proceedings, with a value at stake of more than $10000. In any event the Board must be informed if the Company is a defendant, or in case of a threat of legal proceedings.

7.1.9	Conclusion or modification of agreements (e.g. service contracts) or entering into other legal transactions between the Company and one or more of the directors or between the Company and natural or legal persons related to one or more of the directors;

7.2	The Shareholders shall procure that, without the prior written consent of each of them, the Company shall not:

7.2.1	change any of its accounting practices and policies;

7.2.2	remove or appoint the Auditors;

STRIDES – SAGENT – JV FOR GENERICS FOR US	8

7.2.3	incur any capital expenditure in excess of USD10000 per item not contained in a budget agreed by the Shareholders;

7.2.4	approve or adopt its annual accounts or any modifications of them;

7.2.5	alter its accounting reference date;

7.2.6	change its registered office;

7.2.7	purchase, lease (as lessee), license (as licensee) or acquire any assets or property other than in the ordinary and normal course of its business at a total cost to the Company (per transaction) of more than USD 100000;

7.2.8	sell, lease (as lessor), license (as licensor) or otherwise dispose of any of its assets or property other than in the ordinary and normal course of its business, for a total price (per transaction) of more than USD 10000;

7.2.9	create any charge, mortgage, debenture, lien, pledge, security or other encumbrance over the whole or any part of its undertaking, property and assets;

7.2.10	give any guarantee or indemnity to secure the liabilities or obligations of any person;

7.2.11	consolidate or amalgamate with, or acquire any interest in, any other company, partnership or legal entity;

7.2.12	sell, lease, transfer or otherwise dispose of the whole of its undertaking, property or assets, or any part which is substantial in relation to its total undertaking, property and assets;

7.2.13	cease to carry on the Business or make any material change in the nature of the Business;

7.2.14	enter into any contract or transaction except in the ordinary and normal course of business and on arm’s length terms;

7.2.15	hold any meeting of Shareholders or purport to transact any business at any such meeting, or pass or seek to pass any resolution of Shareholders other than in accordance with this agreement and the Constitutional Documents;

7.2.16	do or permit or suffer to be done any act or thing whereby it may be wound up (whether voluntarily or compulsorily);

STRIDES – SAGENT – JV FOR GENERICS FOR US	9

7.2.17	lend any money or otherwise give credit to any person other than trade credit in the ordinary course of business in excess of USD 1000;

7.2.18	borrow any money [in excess of 10000 (per transaction) or cause its aggregate indebtedness at any time to exceed 50000;

7.2.19	issue any shares or grant any option, warrant, pre-emption or other right over any of its shares or any other security;

7.2.20	declare or pay any dividend or otherwise make any distribution on account of any of its shares or redeem, purchase or acquire its own shares;

7.2.21	subscribe for, purchase, acquire or dispose of any shares, securities or debentures in any company or other body;

7.2.22	commence, settle or defend any action, proceedings or other litigation brought by or against it, except for debt collection in the ordinary and normal course of its business;

7.2.23	enter into any partnership or profit-sharing arrangement with any person;

7.2.24	appoint or remove any directors or officers other than in accordance with this agreement;

7.2.25	appoint any committee of the Board or delegate any powers of the Board or the directors;

7.2.26	increase the remuneration of any employee, including directors other than by annual increase of not more than 10 % of the previous annual salary of such employee;

7.2.27	apply for the admission of any part of the Equity Share Capital of the Company to the Official List of the Stock Exchange or for the grant of permission by the Stock Exchange to deal in the same on the Alternative Investment Market of the Stock Exchange or on any recognised investment exchange or enter into negotiations to effect a sale of the whole or substantially the whole of the undertaking, business and assets of the Company; or

7.2.28	commence any action for the winding-up or dissolution of the Company or the making of an administration order or a composition or arrangement with its creditors;

STRIDES – SAGENT – JV FOR GENERICS FOR US	10

7.2.29	appoint any other party to carry on any activity to be carried out by any of the Parties to this agreement without such Party refusing or neglecting for a continuous period of 90 days to commence or complete such obligation/ activity;

7.2.30	pass any resolution which will in effect, dilute, diminish, restrict or otherwise detrimental to the interest of any of the Parties in the Joint Venture, or;

7.2.31	agree to do any of the above.

8.	WORKING CAPITAL

8.1	Initial working capital for the Company shall be provided by the subscriptions for the Shares referred to in clause 3.

8.2	If at any time the Board determines that additional working capital is required, it shall notify the Shareholders, giving details of the amount of additional working capital and the purpose for which it is required.

8.3	There is no obligation on the Parties to provide any further finance for the Company other than as provided in clause 8.1 above but, if such finance is provided, the Parties will, unless they otherwise agree in writing, each subscribe at par for Shares in the same proportions as the number of Shares held by them prior to such financing bears to the total number of issued Shares in the capital of the Company at that time. Any additional working capital required by the Company in addition through issuance of equity capital shall be raised through the debt route.

8.4	Save with the prior written consent of the other Shareholder, neither Shareholder shall create or permit or agree to create or permit to subsist any pledge, lien or charge over or grant any option or other rights or dispose of or encumber any legal or beneficial interest in all or any of the Shares held by it (otherwise, in the case of Shares, than by a transfer of such Shares in accordance with the provisions of the Articles of Association or this agreement). In relation to Shares any person in whose favour any such pledge, lien or charge is created or permitted to subsist or such option or rights are granted or such interest is disposed of shall be required to enter into a deed of adherence in the form set out in schedule 3 (or in such other form as the other Shareholder may reasonably require) signifying his consent to be bound by the duties obligations and limitations affecting the Shares as set out in this agreement.

STRIDES – SAGENT – JV FOR GENERICS FOR US	11

9.	COVENANTS BY THE COMPANY UPON INCORPORATION

9.1	The Company upon its incorporation shall in its first meeting and in so far as it is legally permissible, undertakes with each of the Shareholders to be bound by and comply with the terms and conditions of this agreement insofar as the same relate to the Company.

9.2	The Company will, during the term of this agreement:

9.2.1	carry on and conduct its affairs in a proper and efficient manner;

9.2.2	take such steps as are required to protect the Business and the goodwill of the Business;

9.2.3	keep its books and accounts so as to reflect a true and fair view of the financial and trading position of the Company.

10.	RELIEFS

Except as may be agreed between the Shareholders, all trading losses and other amounts eligible for relief from tax shall be retained by the Company for utilisation against its own profits, and shall not be made available, in whole or in part, to the Shareholders.

11.	DEADLOCK

11.1	If the Board or the Shareholders fail to agree on the matters set out in clause (7) or on a matter which either Party reasonably considers to be of fundamental importance to the Business, at a duly convened board or other meeting (as appropriate), the meeting will be adjourned for ten days (or such other period as the Parties may agree) and reconvened. If the matter is still not agreed at the reconvened meeting either Party may serve notice on the other stating that it considers a “Deadlock” to have arisen (“Deadlock Notice”).

11.2

If, at the end of the period of thirty days following the service of a Deadlock Notice, the matter remains in dispute, either of the Shareholders may give notice in writing to the other Shareholder, stating that the dispute still exists and demand the matter be resolved by Arbitration by a panel of three arbitrators, one each appointed by the Parties, the third arbitrator shall be appointed by the two arbitrators appointed by the Parties. The Parties may also refer the dispute to be resolved by a body of arbitration attached to the London Chamber of Commerce (Institutional Arbitration). Such Arbitrator(s) shall enter Arbitration and the decision of such Arbitration Tribunal shall be final and binding on the Parties. The Arbitrators are free to

STRIDES – SAGENT – JV FOR GENERICS FOR US	12

adopt any procedure as applicable to such arbitrations. The seat of Arbitration shall be London and the laws of the UK shall be made applicable to such Arbitration. The Arbitration shall be conducted in English language. The costs of Arbitration shall be part of the Award.

12.	COMPLETION OF TRANSFER OF SHARES

12.1	In the event both the Parties mutually agree that one of them should exit the Company, the Parties shall appoint an Independent Valuer, (being one of the top four firms of international chartered accountants) and the provisions of Clause 14.5 and 16 shall apply for determination of Price. A sale of shares pursuant to this agreement shall be completed in such place and on such date as the purchasing Shareholder may specify to the selling Shareholder provided that it is not less than five nor more than ten days after the date upon which it becomes bound to purchase the shares.

12.2	At completion:

12.2.1	the purchasing Shareholder shall pay to the selling Shareholder the purchase price in cash in UNITED STATES DOLLARS; and

12.2.2	the selling Shareholder shall deliver to the purchasing Shareholder:

(i)	a duly executed transfer of the shares to be sold; and

(ii)	the relevant share certificate(s) or other documents of title.

12.2.3	any power of attorney or other authority under which the transfer has been executed; and

12.2.4	letters of resignation from the selling Shareholder’s appointee directors waiving any claims they may have against the Company.

12.3	The selling Shareholder shall sell its shares as legal and beneficial owner free from all encumbrances.

12.4	As conditions precedent to a transfer of shares:

12.4.1	the purchasing Shareholder shall pay or shall procure that the Company shall pay to the selling Shareholder all outstanding liabilities of the Company to the selling Shareholder; and

12.4.2	the directors and officers who have been appointed by the selling Shareholder shall resign without claiming compensation.

STRIDES – SAGENT– JV FOR GENERICS FOR US	13

12.5	The purchasing Shareholder shall use all reasonable endeavours to obtain the release of the selling Shareholder from any guarantee, security or other assurance given by the selling Shareholder on behalf of the Company before, or as soon as is reasonably practicable after, a transfer of shares, and pending such release shall indemnify and keep indemnified the selling Shareholder against any claims made in relation to those matters.

12.6	The Shareholders shall give their written consent to, and shall procure that the Board shall approve and register (subject only to any transfer taxes payable), a transfer of shares made in accordance with this agreement.

13.	TRANSFER OF SHARES

13.1	Except as provided for in clauses 121 and 14, a Shareholder shall not, without the prior written consent of the other Shareholder:

13.1.1	transfer any of its shares;

13.1.2	sell, transfer, assign or dispose of any beneficial interest in any of its shares;

13.1.3	create any charge, lien, option, pledge, mortgage or other encumbrance over its shares or any interest in those shares; or

13.1.4	transfer to a third party other than to its respective Affiliate subject to the condition that such an Affiliate agrees to be bound by the rights and obligations contained in this agreement as applicable to the transferring Shareholder.

13.1.5	agree to do any of the above

13.2	No share may be transferred to any person who is not already a Shareholder unless the proposed transferee has entered into a deed or undertaking with the remaining Shareholder and the Company (substantially in the form set out in schedule 3) agreeing to be bound by all the provisions of this agreement as if it were a party to this agreement.

13.3	If the Parties hereto as the case may be (“Disposing Party”) proposes to transfer any of their Shares to any third party other than under clauses 11 and 14, the non selling Shareholder, shall have a right of first refusal (“Right of First Refusal”) with respect to such Shares held by the Disposing Party.

STRIDES – SAGENT – JV FOR GENERICS FOR US	14

13.4	The Disposing Party shall send a written notice (the “Transfer Notice”) to , which notice shall state (i) the number of Shares to be transferred (the “Offered Shares”), (ii) the proposed consideration for the transfer (“Offer Price”) which shall not exceed the consideration offered by a third party with respect to the Offered Shares and shall be on terms no less favourable than those offered by the third party and (iii) the name and address of the proposed transferee and the legal and beneficial owners of the proposed transferee.

13.5	Within a period of thirty (30) days from the delivery of a Transfer Notice (the “Offer Period”), the Parties as the case may be, shall have the right, exercisable by them, whether individually or collectively, through the delivery of an acceptance notice (“Acceptance Notice”), to purchase either itself or its Affiliates, all, but not less than all, of the Offered Shares at the Offer Price.

13.6	Unless the non selling Shareholder, elects to purchase all of the Offered Shares within the Offer Period, the Disposing Party may Transfer all of the Offered Shares to the proposed transferee (as mentioned in the Transfer Notice), provided that the, (i) such sale is bona fide (ii) the terms and conditions for the sale to the proposed transferee is a price not less than the Offer Price (iii) the Transfer is made and paid for within thirty (30) days after the expiry of the Offer Period.

13.7	The closing for the transfer of the shares shall be held at the registered office of the Company within sixty (60) days of the delivery of the Acceptance Notice to the Disposing Party.

14.	TERMINATION BY DEFAULT

14.1	This agreement shall continue in force until terminated in accordance with this clause 14 or clause 15.

14.2	Either Shareholder may terminate this agreement immediately by notice (a “Default Notice”) to the other (the “Defaulting Shareholder”) if the Defaulting Shareholder suffers or commits an Event of Default (“hereinafter defined).

14.3	For the purposes of this clause 14, a Shareholder shall have committed or suffered an Event of Default if:

14.3.1	it is guilty of a material breach of any of its obligations under this agreement and fails to remedy that breach (if capable of remedy) within 90 days after being given notice by the other Shareholder to do so; or

STRIDES – SAGENT – JV FOR GENERICS FOR US	15

14.3.2	it is insolvent or unable to pay its debts within any insolvency legislation applicable to it; or

14.3.3	a step has been taken to initiate any process by or under which:

14.3.3.l	the ability of the creditors of the Party to take any action to enforce their debts is suspended, restricted or prevented; or

14.3.3.2	some or all of the creditors of the Party accept, by agreement or in pursuance of a court order, an amount of less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the party; or

14.3.3.3	a person is appointed to manage the affairs, business and assets of the Party on behalf of the Party’s creditors; or

14.3.3.4	the holder of a charge over assets of the Party is appointed to control the business and assets of the Party; or

14.3.4	if a process has been instituted that could lead to the Party being dissolved and its assets being distributed among the Party’s creditors, shareholders or other contributors; or

14.3.5	becomes owned or controlled by any person, corporation or body which is not a company in the group of companies of which, at the date of this agreement, the Defaulting Shareholder is a member.

14.4	A Default Notice:

14.4.1	may only be given to the Defaulting Shareholder within 60 days of the other Shareholder becoming aware of the Event of Default; and

14.4.2	shall require the Defaulting Shareholder either to purchase all (but not some only) of the shares of the Shareholder serving the notice, or to sell all (but not some only) of the shares it owns to the Shareholder serving the notice within 30 days of receipt of the Default Notice or within five days of the date upon which the independent valuer appointed by the Parties Auditors notify the Shareholders of the Fair Price of the shares in accordance with this clause 14, whichever is the later.

STRIDES – SAGENT – JV FOR GENERICS FOR US	16

14.5	The price of the shares to be transferred shall be the price agreed between the Shareholders or, failing agreement, the Fair Price certified to the Shareholders by the Independent Valuer. For this purpose, the Independent Valuer shall, at the request of either Shareholder, determine the Fair Price on a date no later than [60] days after the date of the Default Notice.

14.6	The provisions of clause 12 shall apply to any transfer of shares pursuant to this clause 14. For the purposes of clause 12.1, the date upon which the purchasing Shareholder becomes bound to purchase the shares is the date the Shareholders agree a price or, failing agreement, the date upon which the independent valuer notify the Shareholders of the Fair Price of the shares.

14.7	If the Defaulting Shareholder is required to purchase the shares of the other Shareholder in accordance with clause [14.4.2], and fails to do so within 30 days of becoming bound to do so, the other Shareholder may elect (by giving notice to the Defaulting Shareholder) within a further 30 days to purchase the Defaulting Shareholder’s shares. If no such election is made the Shareholders shall procure that the Company is immediately wound up.

15.	OTHER TERMINATION

15.1	This agreement shall terminate in respect of either Shareholder if at any time, as a result of a transfer of shares made in accordance with this agreement and the Constitutional Documents, that Shareholder holds no shares, but without prejudice to any rights which any other party may have against that Shareholder prior to termination.

15.2	This agreement shall terminate upon the TENTH anniversary of the Joint Venture, except where the Parties mutually decide to extend the tenure of the JV.

15.3	This agreement shall terminate forthwith if the Company is put into liquidation, whether voluntary or compulsory.

15.4	Upon either Party ceasing to be a Shareholder except by its own breach, the rights and licenses granted by such Party to the Company either under this agreement or any other agreements entered pursuant to this agreement shall terminate automatically.

15.5	Notwithstanding anything contained in clause 15.2 and in the event the Parties do not mutually agree to extend the tenure of the JV at least six months in advance to the termination date provided therein, the Parties shall draw up a mutual plan for the dissolution of the Company.

STRIDES – SAGENT – JV FOR GENERICS FOR US	17

16.	FAIR PRICE

16.1	In the event that the an independent valuer mutually appointed by the Parties is requested to determine the Fair Price of any shares being transferred, the Fair Price of the shares being transferred shall be determined in the following manner:

16.1.1	by valuing the entire issued share capital of the Company by reference to the last audited annual accounts of the Company;

16.1.2	by valuing the Company on the basis that it is carrying on the Business as a going concern;

16.1.3	in accordance with generally accepted accounting principles; and

16.1.4	by disregarding the fact (if relevant) that the shares to be transferred may represent a minority shareholding.

16.2	The independent valuer shall act as experts and not as arbitrators, and their expenses, together with all legal costs incurred in connection with the transfer of shares, shall be borne rateably in proportion to the number of shares owned by each shareholder immediately before the transfer.

17.	COMMERCIAL POLICY

17.1	The Parties hereto agree that they will not, directly or indirectly, offer, pay, promise to pay, or authorize the payment of any money or thing of value to any government official or to any person, while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a government official, for the purpose of:

17.1.1	influencing any act or decision of such government official, including a decision to fail to perform his official functions, or

17.1.2	including such government official to use his influence with any government or instrumentally thereof to affect or influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with or directing business, to any person.

17.1.3	The term “government official” means any officer or employee of any government or any department, agency instrumentality or wholly-owned corporation thereof, or any person acting in an official capacity for, or on behalf of any such government or department, agency, instrumentality or wholly-owned corporation thereof, or any candidate for political office.

STRIDES – SAGENT – JV FOR GENERICS FOR US	18

18.	CONFIDENTIALITY AND PROTECTION OF GOODWILL

18.1	Except as may be required by law or any governmental or regulatory body, none of the parties shall divulge to any person, or use or exploit for any purpose, any trade secrets or confidential information or any technical, operational, administrative, financial or business information relating to the other Shareholder and/or the Company, which the relevant Shareholder or the Company may obtain as a result of the negotiation or entering into of this agreement.

18.2	The restriction in clause 18.1 shall continue to apply after the termination of this agreement for a period of five years, but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the restricted Party.

18.3	Each Shareholder covenants with the other and separately with the Company that it (whether alone or jointly with any other person, and whether directly or indirectly, and whether as shareholder, partner, officer, agent or consultant of, in or to any other person) shall not (and, where the Shareholder is a company, will procure that none of the members of its group shall) at any time during this agreement compete directly or indirectly with any business of the Company as carried on during the term of this agreement in the territory. However, nothing in this agreement shall prevent or deemed to prevent either party from carrying on its businesses in the Territory, except for such products that is being marketed by the Company and relating to such specific markets. Nothing in this agreement shall limit or extinguish the right of the parties to carry on any contract manufacturing business in respect of such products or continuing performance of the already existing contracts, if any, relating to the territory.

19.	ADDITIONAL COVENANTS BY THE PARTIES

Each Shareholder covenants with the other that so long as this agreement remains in force and effect it will:

19.1	be just and true to the other and act in good faith;

19.2	promptly execute and expedite all such documents as are required in respect of this agreement;

STRIDES – SAGENT – JV FOR GENERICS FOR US	19

19.3	promptly notify the other of all or any matters coming to its notice which may affect the Company or the Business;

19.4	use and exercise the votes controlled by it at all meetings of the Company in order to ensure the observance of the terms and the spirit of this agreement; and

19.5	generally do all things necessary to give effect to this agreement.

20.	LEGEND ON SHARE CERTIFICATES

The share certificates representing the Shares of the Company may be restricted in the manner agreed between the Parties.

21.	NO PARTNERSHIP

Nothing in this agreement shall be construed as constituting, or deemed to constitute, a partnership between the Shareholders and, except as specifically provided for in this agreement, neither of them shall have any authority to bind the other in any way.

22.	CONSTITUTIONAL DOCUMENTS

If there is a conflict or inconsistency between the provisions of this agreement and the Constitutional Documents, the provisions of this agreement shall prevail, except that nothing in this agreement shall constitute or be deemed to constitute an unlawful fetter on the Company’s statutory powers to alter the Constitutional Documents.

23.	ASSIGNMENT

This agreement is binding upon and shall enure for the benefit of the successors of the parties but shall not be assignable unless the assignment has been permitted under this agreement or is otherwise within the prior written consent of the non assigning Party.

24.	AMENDMENT AND WAIVER

24.1	No variation of this agreement shall be effective unless it is made in writing, refers specifically to this agreement and is signed by the parties.

24.2	No waiver of any term, provision or condition of this agreement shall be effective except to the extent made in writing and signed by the waiving Party.

STRIDES – SAGENT – JV FOR GENERICS FOR US	20

24.3	No omission or delay on the part of any Party in exercising any right, power or privilege under this agreement shall operate as a waiver by it of any right to exercise it in future or of any other of its rights under this agreement.

24.4	Completion of this agreement does not constitute a waiver by either Shareholder of any breach of any provision of this agreement whether or not known to that Shareholder at that time.

25.	TIME OF ESSENCE

Unless otherwise expressly provided, time shall be of the essence of this agreement both as to any time, date or period mentioned in this agreement and to any time, date or period substituted by agreement of the parties.

26.	PUBLICITY

26.1	No announcement or disclosure in respect of the making or terms of this agreement shall be made or disclosed by any Party without the prior written consent of each other Party except to the extent disclosure is required by law or rule of any competent regulatory body which disclosure shall then only be made:

26.1.1	after prior consultation with each other Party as to its terms;

26.1.2	strictly in accordance with any agreement as to the terms of disclosure; and

26.1.3	only to the persons and in the manner required by law or the rules of the regulatory body or as otherwise agreed.

26.2	The restrictions contained in this clause 26 shall continue to apply after termination of this agreement without limit in time.

27.	NOTICES

27.1	Any notice or other document to be served under this agreement must be in writing and may be delivered or sent by pre-paid first class letter post or facsimile transmission to the Party to be served at that Party’s address above or as given below or at such other address or number as that Party may from time to time notify in writing to the other Party to this agreement:

STRIDES – SAGENT – JV FOR GENERICS FOR US	21

Strides Arcolab International Limited	Sagent Inc
Fax: 918066580700,	Fax: (847) 969-1578
30-34, New Bridge Street, London	address: 1901 North Roselle Rd
EC4V 6BJ. TEL: 02082328074,	Suite 700
Attn:	Schaumburg, IL 60194

Director with a copy to:

The Managing Director,

Strides Arcolab Limited,

Strides House,

Bilekahalli, Bannerghatta Road,

Bangalore – Tel: 91-80-66588000,

Email: legal@stridesarco.com

27.2	Any notice or document shall be deemed served:

27.2.1	if delivered, at the time of delivery;

27.2.2	if posted, 120 hours after posting; and

27.2.3	if sent by facsimile transmission, at the time of transmission if before 5.00pm on Monday to Friday.

27.3	In proving service (without prejudice to any other means):

27.3.1	by post, it shall only be necessary to prove the notice or document was contained in an envelope properly stamped and posted as provided in this clause;

27.3.2	by facsimile, that the notice or document was duly received by production of a copy fax bearing the addressee’s answerback code or automatic record of correct transmission.

28.	INVALIDITY

The invalidity, illegality or unenforceability of any provision of this agreement shall not affect the other provisions of this agreement.

29.	EXECUTION

This agreement may be executed in any number of counterparts and by the several parties on separate counterparts each of which when so executed shall be an original but all counterparts shall together constitute one and the same instrument.

STRIDES - SAGENT - JV FOR GENERICS FOR US	22

30.	ENTIRE AGREEMENT

30.1	This agreement and any agreement or documents referred to in this agreement constitute the entire agreement between the parties in connection with its subject matter.

30.2	No Party has relied on any representation or warranty except as expressly set out in this agreement.

31.	WAIVER OF RIGHTS

The rights and remedies provided by this agreement may be waived only in writing and specifically, and any failure to exercise or any delay in exercising a right or remedy by either Party shall not constitute a waiver of that right or remedy or of any other rights or remedies. A waiver of any breach of any of the terms of this agreement or of a default under this agreement shall not constitute a waiver of any other breach or default and shall not affect the other terms of this agreement.

32.	FORCE MAJEURE

32.1	Neither Party shall be liable to the other or be deemed to be in breach of this agreement by reason of any delay in performing, or failure to perform, any of its obligations under this agreement if the delay or failure was beyond that Party’s reasonable control (including, without limitation, , terrorism, war or threat of war, accidental or malicious damage, or prohibition or restriction by governments or other legal authority).

32.2	A Party claiming to be unable to perform its obligations under this agreement (either on time or at all) in any of the circumstances set out in clause 31.1 must immediately notify the other Party of the nature and extent of the circumstances in question.

32.3	If any circumstance relied on by either Party for the purposes of this clause 31 continues for more than six months, the other Party shall be entitled to terminate this agreement by one month’s notice.

33.	THIRD PARTY RIGHTS

A person who is not party to this agreement shall have no right to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to any applicable legislation.

STRIDES – SAGENT – JV FOR GENERICS FOR US	23

34.	LAW AND JURISDICTION

34.1	This agreement shall be governed by and construed in all respects in accordance with New York Law.

34.2	The parties hereby submit to the exclusive jurisdiction of the New York courts in respect of any claim, dispute or difference arising in respect of this agreement and agree that, in respect of proceedings in US or any other jurisdiction, process may be served on any of them in the manner specified for notices in clause 26.

34.3	The rights set out in this clause 33 are in addition to any other manner of service permitted by law.

34.4	In an effort to resolve informally and amicably any claim or controversy arising out of or related to the interpretation or performance of this agreement without resorting to litigation, the Parties, as the case may be, shall first notify in writing the other of any difference or dispute that requires resolution. Each of the Parties thereupon shall designate its respective representative to investigate, discuss and seek a settlement among them. If the Parties are unable to settle the matter within thirty (30) days after such notification, the matter shall be submitted to an Independent Concilliator. If a settlement cannot be reached within an additional thirty (30) days, or such longer time period as they shall agree upon, the Parties shall consider arbitration or other alternative means to resolve the dispute.

34.5	In the event of any dispute or difference between the Parties arising out of or in connection with this agreement, including any question regarding its existence, validity or termination, or the legal relationships established by this agreement, whether arising during the currency or after the completion or abandonment of this agreement, or after the determination thereof, whether for breach or for any other reason in regard to any matter or thing of whatsoever nature arising out of this agreement or in connection therewith, which fails to resolve amicably as contemplated above then either of the Parties may give to the other notice in writing of such dispute or difference and the same shall be settled by arbitration held in Singapore, to be conducted by a single arbitrator (who shall be appointed in accordance with the Singapore International Arbitration Rules) in accordance with the Singapore International Arbitration Rules. The language of the arbitration shall be English.

STRIDES – SAGENT – JV FOR GENERICS FOR US	24

EXECUTED as a deed by Strides Arcolab	)
International Ltd., acting by a director:	)
)

Director	ARUN KUMAR

EXECUTED as a deed by Sagent Inc.,	)
acting by a director:	)
)

Director	JEFFREY YORDON

STRIDES – SAGENT – JV FOR GENERICS FOR US	25